Exhibit 5.1

                                 June 9, 1999




Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                       Registration Statement on Form S-8
                            Shares of Common Stock

Gentlemen:

      We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of certain shares of Common Stock, $1 par value, of the Company (the "Shares") and related rights to purchase Series C Junior Participating Redeemable Preferred Stock, no par value (the "Rights"). The Shares and Rights are described in the Registration Statement on Form S-8 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on June 9, 1999, relating to the Company's 1999 Open Market Purchase Program, which contemplates that the Shares will be purchased in open market transactions. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

      We are of the opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

      2. Shares have been legally issued and  are fully  paid and nonassessable.

      We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to any references to us in the Prospectus included therein.

                                Very truly yours,


                              /s/ Hunton & Williams